                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
              SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to 14a-11(c) or Rule 14a-12

                             Outlook Group Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

     (5) Total fee paid:

         -----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

         -----------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

         -----------------------------------------------------------------------

     (3) Filing party:

         -----------------------------------------------------------------------

     (4) Date filed:

         -----------------------------------------------------------------------

                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS
                               ON OCTOBER 15, 1998


To the Shareholders of Outlook Group Corp.:

      The annual meeting of shareholders of Outlook Group Corp. (the "Company") will be held at the Valley Inn, 123 East Wisconsin Avenue, Neenah, Wisconsin on Thursday, October 15, 1998 at 2:00 p.m. CDT, for the following purposes:

      (1) To elect three directors for two-year terms expiring in the year 2000 and to elect two directors for three-year terms expiring in the year 2001; and

      (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

      Shareholders of record at the close of business on August 21, 1998 are entitled to vote at this meeting or any adjournment of the meeting.

                                          By Order of the Board of Directors




                                          Annette S. Zoromski, Secretary

September 11, 1998

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING, WHETHER YOUR HOLDINGS ARE LARGE OR SMALL. IF YOU DO ATTEND THE MEETING, OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

                               OUTLOOK GROUP CORP.
                               1180 AMERICAN DRIVE
                             NEENAH, WISCONSIN 54956
                            TELEPHONE (920) 722-2333

                           * * * * * * * * * * * * * *

                                     GENERAL

      The enclosed proxy is solicited by the Board of Directors of Outlook Group Corp. (the "Company") for use at its annual meeting of shareholders on October 15, 1998. All properly executed proxies will be voted at the meeting in accordance with their terms. A proxy may be revoked at any time before it is voted, either by written notice filed with the Secretary of the Company or the acting secretary of the meeting or by oral notice to the presiding officer. The presence at the meeting of a shareholder who has filed a proxy shall not of itself constitute a revocation.

      Each shareholder of record at the close of business on August 21, 1998 will be entitled to one vote for each share registered in the shareholder's name. At that date there were 4,667,132 outstanding shares of the Company's Common Stock, $.01 par value (the "Common Stock"), the only class of stock of which shares are outstanding. A majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on that matter. Abstentions and shares which are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists at the meeting. Shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. The voted proxies will be tabulated by the persons appointed as inspectors of election.

      Directors are elected by a plurality of the votes cast by the holders of the Company's Common Stock entitled to vote in the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the highest number of votes are elected as directors in a particular class, up to the maximum number of directors in that class to be chosen at the meeting. Any votes attempted to be cast "against" a candidate are not given legal effect and are not counted as votes cast in an election of directors. Therefore, any shares which are not voted (whether by withheld authority, broker non-vote or otherwise) have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a larger number of votes.

      The expense of printing and mailing proxy material, including forwarding expense to beneficial owners of stock held in the name of another, will be borne by the Company. No solicitation other than by mail is contemplated, except that officers or employees of the Company may solicit the return of proxies from certain shareholders by telephone.

      If you are a participant in the Employee Stock Fund of the Company's 401(k) Savings Plan (the "Savings Plan"), the shares of Company Common Stock held in your account will be voted as designated on the blue proxy card, which will be provided separately, relating to shares held through the Savings Plan. Savings Plan shares not voted by employees will be voted as directed by the persons administering the Savings Plan, as provided in the Savings Plan.

      This proxy material is being mailed to shareholders commencing on or about September 14, 1998. The Annual Report to Shareholders of the Company covering the fiscal year ended May 31, 1998, including financial statements, accompanies this proxy statement.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information regarding the beneficial ownership of Common Stock of the Company, as of August 21, 1998, by each director, nominee for director and named executive officer, by all directors and executive officers of the Company as a group, and by each person known to the Company to beneficially own more than 5% of the Company's Common Stock. Except as otherwise indicated in the footnotes to the table, such persons have sole voting and investment power as to the shares reported as beneficially owned.

               NAME AND NATURE                     NUMBER OF       PERCENT
         OF BENEFICIAL OWNERSHIP (1)                SHARES        OF CLASS
         ---------------------------                ------        --------
      Joseph J. Baksha.......................       68,500         1.5%
      Harold J. Bergman......................        4,000           *
      Jeffry H. Collier(2)(3)................       26,527           *
      James L. Dillon........................       62,499         1.3%
      Richard C. Fischer.....................       12,000           *
      Pat Richter............................        3,150           *
      Charles E. Thompson....................       41,668           *
      A. John Wiley, Jr.(2)..................       83,188         1.8%
      All directors and executive officers
       as a group (9 persons)(2)(3)..........      302,365         6.4%

      David L. Erdmann(4)....................      326,049         7.0%
      John F. Hofmann........................       10,000           *
      Dimensional Fund Advisors Inc.(5)            246,400         5.3%
      Heartland Advisors, Inc.(6)............      962,300        20.6%
      The TCW Group, Inc. and Robert Day(7)        291,900         6.3%

-------------------

      *Less than 1%.
(1) Includes the following shares issuable under stock options: Mr. Baksha - 30,000; Mr. Collier - 6,000; Messrs. Bergman, Dillon, Fischer, Richter, Thompson and Wiley - 3,000 each; all directors and executive officers as a group--54,000; Mr. Hofmann - 10,000.
(2) Voting and/or dispositive power is shared with respect to the indicated number of shares: Mr. Collier--3,720 and Mr. Wiley--1,165; all directors and executive officers as a group--4,885. See also footnote (3).
(3) As of August 21, 1998, 72,480 shares of Common Stock were held in the Savings Plan. Employees have the right to designate the vote of shares of Common Stock allocated to their accounts. Mr. Collier and two other Company employees are trustees of the Savings Plan and share voting power as to the shares not voted by participants. Savings Plan shares are not included in the table, except those allocated to named participants' accounts as of June 30, 1998 (the date of the last allocation) and 833 shares not yet allocated which are included with those beneficially owned by all directors and executive officers as a group.
(4) According to information provided to the Company by Mr. Erdmann, he shares voting and dispositive power as to 25,977 shares, and has sole powers as to the remaining shares. The business address of Mr. Erdmann is c/o Lake Country Foods, Inc., 132 South Concord Road, Oconomowoc, Wisconsin 53066.
(5) According to a report on Form 13G filed on February 10, 1998, Dimensional Fund Advisors Inc. ("Dimensional") held sole voting and dispositive power as to 161,800 shares of Common Stock, and sole dispositive power as to 247,400 shares of Common Stock at December 31, 1997. As of June 30, 1998, Dimensional informed the Company that it beneficially held 246,400 shares of Common Stock. Dimensional is an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"). The business address of Dimensional is 1299 Ocean Avenue, Santa Monica, California 90401.
(6) According to a report on Schedule 13G/A dated August 6, 1998, Heartland Advisors, Inc. ("Heartland") had sole voting and dispositive power as to 962,300 shares of Common Stock as of July 31, 1998. Heartland is an investment adviser registered under the Advisers Act. The business address of Heartland is 790 North Milwaukee Street, Milwaukee, Wisconsin 53202.

(7) According to a report on Schedule 13G/A dated February 12, 1998, The TCW Group, Inc. ("TCW"), a holding company, and Robert Day, an individual who may be deemed to control TCW, had sole voting and dispositive power as to 291,900 shares of Common Stock as of December 31, 1997. The business address of TCW is 865 South Figuroa Street, Los Angeles, California 90017; the business address of Mr. Day is 200 Park Avenue, Suite 2200, New York, New York 10166.

      The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.


                              ELECTION OF DIRECTORS

      The Company's Articles and Bylaws provide for a Board of between seven and eleven directors, and for classification of the Board of Directors into three separate classes. The Board of Directors has set the number of directors at seven. At each annual meeting of shareholders, the number of directors equal to the number constituting the class whose term expires at such meeting is elected to hold office until the third succeeding annual meeting or until their successors have been elected.

      The Company did not hold an annual meeting of shareholders in 1997 because, at the usual time for such meeting, the Company was in the process of negotiating a potential sale of the Company and the meeting was deferred with the expectation that the matters would be considered together. Discussions relating to the sale of the Company later terminated. As a result, the shareholders did not vote upon the class of directors whose terms were to expire in 1997. The directors affected, Messrs. Collier, Richter and Wiley continue to serve as directors through the present. Thus, one class of directors (three of the seven directors) is nominated for election at the 1998 annual meeting to serve for terms expiring at the 2000 annual meeting. The class of directors whose terms expire at the 1998 annual meeting (two of the seven directors) are also nominated for election at the 1998 annual meeting to serve for terms expiring at the 2001 annual meeting. The Company is nominating these two classes of directors for election to ensure that the Company maintains three separate classes of directors. The remaining directors were elected by the shareholders at the 1996 annual meeting for terms expiring in 1999, as shown in the following table.

      Charles E. Thompson, a director of the Company since its inception, has chosen not to stand for reelection to the Board of Directors. The Company thanks Mr. Thompson for his many years of service to the Company.

      Proxies received by management will be voted FOR the election of the five nominees named unless otherwise specified. If any such nominee is unable to serve (which is not anticipated), proxies may be voted for another person designated by the Board of Directors.




                        Principal Occupation and                       Director
     Name and Age         Business Experience                            Since
     ------------        ---------------------                           -----

NOMINEES (FOR TERMS EXPIRING IN 2000)

Jeffry H. Collier, 45 (1)   Vice President and General Manager           1993
                            of the Graphics division of the
                            Company since 1996 and Executive Vice
                            President of the Company since 1994;
                            previously, Vice President

Pat Richter, 57(2)(3)(4)    Director of Athletics, University of         1995
                            Wisconsin Madison

A. John Wiley, Jr., 56 (1)  President of Elipticon Wood Products,        1978
                            Inc. (manufacturer) since 1995;
                            previously, salesperson for, and officer of, the Company

NOMINEES (FOR TERMS EXPIRING IN 2001)

James L. Dillon, 54(2)(3)   Accountant practicing with the firm          1978
                            Dillion, Endries, Otto & Calmes LLC since
                            1995; previously with the firm DiRenzo,
                            Simonis & Miller, Certified Public
                            Accountants

Joseph J. Baksha, 46        President and Chief Operating Officer of       --
                            the Company since 1996; Vice President and
                            President of Outlook Packaging in 1996;
                            previously Executive Vice President and COO of Washburn International (manufacturer and distributor) from 1994 to 1996; and Executive
                            Vice President and COO of Alusuisse Flexible
                            Packaging (flexible packaging) prior thereto.




CONTINUING DIRECTORS (TERMS EXPIRE IN 1999)

Harold J. Bergman,
62 (2)(3)                   President and Chief Executive Officer of     1994
                            Riverside Paper Corp. (specialty paper
                            manufacturer and converter)

Richard C. Fischer, 59(3)   Chairman and interim Chief Executive         1995
                            Officer of the Company since December
                            1997; also an investment banker with the firm Fischer & Associates LLC since 1995 and previously an with Robert W. Baird &
                            Co. Incorporated



--------------------

(1) Member of the Nominating Committee, of which Mr. Thompson is chairman. This committee, which held no meetings in fiscal 1998, reviews potential candidates for, and makes recommendations to the Board of Directors regarding, additional members of the Board of Directors. Persons wishing to suggest names for consideration for nomination to the Board may forward them to the Nominating Committee, in care of the Company.
(2) Member of the Compensation Committee, of which Mr. Richter is chairman. This Committee, which held one meeting in fiscal 1998, reviews and makes recommendations to the Board of Directors regarding overall compensation policy and salaries, bonuses and benefits to officers and other key employees and awards stock options under the Company's stock option plan.
(3) Member of the Audit Committee of which Mr. Dillon is chairman. This Committee, which held one meeting during fiscal 1998, reviews the functions and findings of the Company's independent public accountants and makes recommendations to the Board of Directors with respect thereto.
(4) Mr. Richter is also a director of Anchor BanCorp Wisconsin Inc., a publicly held savings bank holding company, and Northland Cranberries, Inc., a publicly held grower and marketer of cranberries and related products.

      The Board of Directors held 14 meetings during fiscal 1998, including three meetings by telephone. During fiscal 1998, each director of the Company attended at least 75% of the total number of meetings of the Board and of all committees of the Board on which such director served (during the period that he served).

      Directors' Fees. Directors who are not employees of the Company receive a fee of $3,600 per year, $300 for each meeting of the Board of Directors attended and $100 ($150 in the case of the committee chairman) for each Board committee meeting attended. (Mr. Collier is currently an employee of the Company.)

      Fischer Arrangements. Mr. Fischer, although designated the interim Chief Executive Officer of the Company, is not an employee of the Company. Rather, he is compensated for his duties in that position as an independent contractor. The Company's arrangements with Mr. Fischer provide that he will receive $125 per hour for services as interim Chief Executive Officer, up to a maximum of 100 hours per month. Mr. Fischer is not entitled to receive employee benefits in this position. This arrangement supersedes his prior arrangement as chairman of the Special Committee of the Board, for which he was paid a retainer of $10,000 in fiscal 1997 and compensated $200 per hour for his services in assisting the Company and evaluating strategic alternatives. Mr. Fischer received $22,000 during fiscal 1998 with respect to his services as chair of the Special Committee.

                             EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE
                          --------------------------

      The following table sets forth information concerning the total compensation in fiscal year 1998 and in the two prior fiscal years of (i) each person who served as Chief Executive Officer and (ii) the only other executive officers who received total annual salary and bonus in excess of $100,000 during the last fiscal year for services in all capacities to the Company and its subsidiaries.

                                                    LONG TERM
                         ANNUAL COMPENSATION(1)   COMPENSATION
                         ----------------------   ------------
                                                     AWARDS
                                                     ------
NAME AND PRINCIPAL  FISCAL                        OPTIONS/SARS    ALL OTHER
     POSITION        YEAR   SALARY($)  BONUS($)(2)    #(3)    COMPENSATION($)(4)
------------------   ----   ---------  -----------   ------   ------------------
Richard C. Fischer,  1998  $ 43,375       -0-          -0-           -0-
  Chairman and
  interim CEO (5)

David L. Erdmann,    1998  $137,500       -0-          -0-           -0-
  former Chairman    1997   200,670       -0-          -0-       $ 3,500
  and CEO(6)         1996   244,875       -0-        10,000        4,050

Joseph J. Baksha,    1998  $166,346     $89,832        -0-       $ 5,797
  President and
  COO(7)             1997   162,787      48,831      30,000          -0-

Jeffry H. Collier,   1998  $115,000      $5,687        -0-       $ 2,998
  Executive Vice
  President          1997   111,165       -0-          -0-         2,860
                     1996   115,938       -0-         6,000        2,970

John F. Hofmann,     1998  $111,058     $31,000        -0-       $ 3,300
  Executive Vice
  President -        1997    90,865       -0-        10,000          -0-
  Sales and Marketing

------------------

(1) While the named individuals received perquisites or other personal benefits in the years shown, in accordance with SEC regulations, the value of these benefits are not shown since they did not exceed, in the aggregate, the lesser of $50,000 or 10% of the individual's salary and bonus in any year.
(2) Annual bonus amounts, if any, are earned and accrued during the fiscal years indicated but paid in the following fiscal year.
(3) Represents number of shares for which options were granted under the Company's 1990 Stock Option Plan (the "Option Plan"). No SARs have been granted.
(4) Reflects the Company's contributions to the executive officer's account in the Savings Plan.
(5) Mr. Fischer commenced his duties as Chairman and interim Chief Executive Officer in December 1997. Represents only compensation since becoming interim CEO. See "Election of Directors - Fischer Arrangements" for further information on Mr. Fischer's compensation arrangements.
(6) Mr. Erdmann resigned as Chairman and CEO in December 1997. The 1997 amount excludes severance pay after that date. See "Certain Transactions--Erdmann Employment and Registration Agreements."
(7)   Mr. Baksha joined the Company in June 1996.
(8) Mr. Hofmann became a Company officer during fiscal 1997, and resigned in August 1998.

OPTIONS OUTSTANDING AT YEAR END

      The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning the number and value of options outstanding at May 31, 1998.

                                                                     VALUE OF
                                                NUMBER OF        UNEXERCISED IN THE
                                           UNEXERCISED OPTIONS      MONEY OPTIONS
                    SHARES                     AT FY END (1)        AT FY END(1)(2)
                   ACQUIRED ON  VALUE          ------------         --------------
    NAME            EXERCISE   REALIZED     EXERCISABLE(#)(3)     EXERCISABLE($)(3)
    ----           ----------  --------     -----------------     -----------------
Richard C. Fischer    -0-        -0-             3,000                 $3,600
David L. Erdmann    10,000     $15,010            --                     --
Joseph J. Baksha      -0-        -0-            30,000                $11,250
Jeffry H. Collier     -0-        -0-             6,000                 $5,000
John F. Hofmann       -0-        -0-            10,000                $15,000

------------------


(1) No SARs have been granted.
(2) Based upon the $5.875 closing price of Company Common Stock on May 31, 1998.
(3) All such outstanding options were exercisable at May 31, 1998.

OPTION GRANTS IN LAST FISCAL YEAR

    No options or SARs were granted in fiscal 1998.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT, AND CHANGE-IN-CONTROL ARRANGEMENTS

      On June 1, 1997, the Company entered into an employment agreement with Joseph J. Baksha, President and Chief Operating Officer of the Company, for a term of two years, renewable June 1, 1999. Under the terms of the employment agreement, Mr. Baksha earns an annual salary of $175,000 and an incentive equal to a percentage of operating income capped at 100% of Mr. Baksha's annual salary. Prior to a change in control, Mr. Baksha's employment agreement may be terminated by either party, at any time, with or without cause or reason, upon 30 days written notice. The employment agreement also imposes certain non-competition and confidentiality obligations on Mr. Baksha. In the event the employment agreement is terminated by the Company other than for cause (as defined in the agreement), Mr. Baksha would be entitled to receive his annual salary for the year following his termination plus any bonus earned through the last day of active employment. If there is a change of control of the Company and Mr. Baksha is terminated without cause, Mr. Baksha's employment status changes (as specified in the agreement) or Mr. Baksha's employment agreement is not renewed (as specified in the agreement), Mr. Baksha shall be entitled to receive his annual salary for the two years following the happening of an event as set forth above plus any bonus earned through the last day of active employment. Mr. Baksha is subject to a covenant not to compete and confidentiality provisions for the duration of this employment and for six months following termination of his employment with the Company.

      The Company has committed to grant Mr. Baksha an option to purchase an additional 10,000 shares of Common Stock under the provisions of the Option Plan. The price of the option will be determined in the future by the Compensation Committee. In the event of a change in control of the Company so that the stock option cannot be granted, Mr. Baksha will receive the value of the stock option based on a price of $5.00 per share and the price received by the Company's shareholders in the change of control.

      The Company also agreed to make a loan available to Mr. Baksha up to $100,000 to purchase Common Stock at such time as Mr. Baksha, as an officer of the Company, would be able to purchase Common Stock on the NASDAQ Stock Market. The term of the loan would be five years at the same rate of interest charged the Company on a line-of-credit at the time of such loan. Such a loan was made in July 1998, at an interest rate of 8% per annum.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

      The general compensation policies of the Company and its subsidiaries are set by the Compensation Committee of the Board of Directors. During fiscal 1997 and 1998, this Committee was composed of three independent non-employee directors. Compensation decisions with respect to the Company's President/Chief Executive Officer are made primarily by the Compensation Committee; compensation decisions as to all other officers of the Company, including its subsidiaries, are recommended by the Chief Executive Officer and then approved by the Committee. All compensation programs, such as the Savings Plan and the Option Plan, are either originated or approved by the Committee.

      It is the policy of the Company to fairly compensate individuals for their contributions to the Company's business, being mindful of the ability of the Company to fund such compensation plans or programs and the need to provide fair value to the Company's shareholders. To be effective in attracting and retaining competent individuals, compensation packages must balance short-term and long-term considerations, as well as provide incentives to individuals based upon the performance of the Company and be competitive with other companies. In recent years, the objective of fairly compensating executive officers has been evaluated in the context of the diversification of the Company and varying financial results. In view of these changes, the Compensation Committee has tended to review historical performance, rather than to set compensation on a prospective basis.

      The Compensation Committee reviews numerous factors in determining the compensation of the Chief Executive Officer. In particular, the Committee evaluates the growth and earnings performance of the Company, the added complexity of the Company itself resulting from diversification and addition of new services, and other more subjective factors relating to the Chief Executive Officer's performance deemed relevant by the Committee. In addition, the Chief Executive Officer's financial package was structured so that, as described below, bonuses are substantially dependent upon Company performance. Additional incentive in the form of stock options is available.

      Mr. Erdmann's compensation as former CEO was determined by the Compensation Committee, and paid in accordance with an employment agreement dated June 1, 1997. Under that agreement, Mr. Erdmann was entitled to a base salary of $250,000, and a bonus component. The agreement also provided for compensation in the event of a termination after an acquisition of the Company. See "Certain Transactions - Erdmann Employment and Resignation Agreements."

      Upon Mr. Fischer's assumption of the position of interim Chief Executive Officer, the Committee, as ratified by the Board of Directors, determined that compensation of Mr. Fischer as an independent contractor would be appropriate to reflect his interim status. It was determined that compensation based upon number of hours actually worked would be appropriate to reflect the nature of the role being played by Mr. Fischer. Mr. Fischer's hourly rate was determined by reference to Mr. Erdmann's salary prior to his resignation. Mr. Fischer is not entitled to receive bonus payments.

      The Company has also established the Option Plan as an additional incentive to its officers and key employees, including the Chief Executive Officer. The Committee believes that such a plan provides participants with an incentive, extending beyond the current fiscal year, to increase the overall value of the Company, by providing them with a greater stake in the increasing value of the Company's Common Stock on a longer-term basis. The Option Plan is designed to complement the incentive provided by the annual cash bonus. The Committee granted no options to executive officers in 1998 because of restrictions resulting from the Company's negotiations as to a possible acquisition of the Company.

      The factors considered to determine compensation of the other executive officers in 1998 were essentially the same as those considered with respect to the Chief Executive Officer. Bonuses for other executive officers are dependent upon the level of the Company's pre-tax earnings; the management incentive plan for those other executive officers (the "Management Plan") provides for the payment of annual incentives to key Company employees, including all executive officers other than the Chief Executive Officer if the Company's unconsolidated pre-tax earnings (after any funding for general employee incentive bonus plans is subtracted) exceeds 5.5% of the Company's unconsolidated net sales. Targets were not met in fiscal 1998. Individual awards to participants under the Management Plan would be recommended by the Chief Executive Officer based upon individual and team contributions, accomplishment of any pre-established goals and such other factors as the Chief Executive Officer may consider appropriate. The Committee believes that the Management Plan establishes objective criteria for determining whether management bonuses are appropriate yet provides flexibility in allowing the Chief Executive Officer to recommend particular designations of awards based upon the factors set forth in the Management Plan.

      The Committee believes it is highly unlikely that the compensation of any executive officer will exceed $1 million in any fiscal year, and therefore has not taken any action with respect to the provisions of Section 162 of the Internal Revenue Code which limit the deductibility of compensation to certain executives of over $1 million in any fiscal year. However, the Committee believes that any compensation income pursuant to the Option Plan would not be subject to that limitation under applicable "grandfathering" provisions.

      Members of the Compensation Committee:

      Pat Richter, Chairman            James L. Dillon
      Harold J. Bergman


                               PERFORMANCE GRAPH


      The following graph compares the cumulative total return on Company Common Stock with The Nasdaq Stock Market Index for U.S. Companies and an index of "peer" commercial printing companies created by the Company. The "peer" index reflects the performance, weighted by period beginning market capitalization, of the common stocks of the following companies: Paxar Corporation; Sealright Company, Inc.; Shorewood Packaging Corporation; and Uniflex, Inc. These companies (and other companies which subsequently ceased being publicly traded and have therefore been dropped from the index) were originally chosen because they were identified in the 1993 Keeley Report, a third party report of corporate development activities and strategies in the printing and packaging industry, as publicly traded "commercial" printing companies and whose shares currently trade on NASDAQ or a stock exchange. The Company chose this industry group because it includes companies in the Company's most significant service lines.

      The values on the graph show the relative performance of an investment of $100 made on May 31, 1993, in Company Common Stock and each of the indices. In the case of the NASDAQ and "peer" indices, the values reflect reinvestment of dividends.


                               [PERFORMANCE GRAPH]

               Measurement Period     Outlook            NASDAQ
             (Fiscal Year Covered)     Group           US Stocks         Peer Group
1993                                    100               100               100
1994                                     96               105               102
1995                                     73               125               100
1996                                     45               182               111
1997                                     37               205               137
1998                                     48               261               129

                             CERTAIN TRANSACTIONS

      It is the policy of the Company that all material transactions between the Company, its officers, directors or principal shareholders, or affiliates of any of them, shall be on terms no less favorable to the Company than those which could have been obtained if the transaction had been with unaffiliated third parties on an arm's length basis, and such transactions will be approved by a majority of the members of the Audit Committee of the Board of Directors, or a majority of the directors who are independent and not financially interested in the transaction.

      Outlook Foods

      On May 5, 1998, the Company sold substantially all of the assets of its Outlook Foods, Inc. subsidiary ("Foods") to Lake Country Foods, Inc. and Lake Country Properties, LLC (together, the "Buyer"), entities otherwise unaffiliated with the Company but of which David L. Erdmann, the former chairman of the board and chief executive officer of the Company and a greater-than-5% shareholder of the Company, is a co-owner. The approximate total sales price was $8.9 million, of which $6.1 million was paid in cash at closing, $1.5 million is payable over four years after closing, and $1.3 million was paid by assumption of certain liabilities. All amounts are approximate and are subject to post-closing adjustments based upon the actual amount of certain current assets and the assumed liabilities at the effective time of closing. The acquisition agreement also provides for a possible $300,000 (which may be increased to $350,000 under certain circumstances) credit against amounts due from the Buyer to Foods for qualifying capital enhancements to be made to the Oconomowoc, Wisconsin facility which was conveyed in the transaction, and certain other possible adjustments. The acquisition agreement also includes various other customary terms and conditions. The transaction was effective as of May 1, 1998.

      The Company's intention to sell the food processing business was previously announced by the Company, and the Foods operations had been accounted for as a discontinued operation since 1996. The Company had previously announced the execution of a letter of intent with another party relating to the sale of the Foods operations. In the course of discussions and negotiations with that party after signing the letter of intent, the Company became aware of opportunities which it believed could result in a more beneficial transaction. With the other party's permission, the Company began to explore those options, which ultimately led to the transaction with the Buyer, as described above.

      The terms of the transactions were determined by arm's length negotiations between the Company and the Buyer, which did not begin until after Mr. Erdmann ceased serving as a director and executive officer of the Company. The Company's lenders provided waivers under the Company's existing credit agreements to permit the transaction.
The transaction was unanimously approved by the Company's Board of Directors.

      Erdmann Employment and Resignation Agreements

      Mr. Erdmann and the Company entered into a new employment agreement for a term of three years on June 1, 1997 which replaced a previous employment agreement. Under his new agreement, Mr. Erdmann earned a salary of $250,000 per year, which was to be reviewed annually by the Compensation Committee. Mr. Erdmann was also to be paid an incentive payment immediately following audit of the Company's 1998 fiscal year annual financial and accounting reports provided the results showed at least a 5% profit before taxes. The amount, if any, of the incentive payment would have been discretionary and determined by the Compensation Committee. Prior to a change in control, Mr. Erdmann's employment agreement was terminable by either party, at any time, with or without cause or reason, upon 30 days written notice. The employment agreement also imposed certain non-competition and confidentiality obligations on Mr. Erdmann. In the event the employment agreement was terminated by the Company other than for cause (as defined in the agreement), Mr. Erdmann would be entitled to receive his annual salary for the year following his termination plus any bonus earned through the last day of active employment. If there was a change of control of the Company and Mr. Erdmann was terminated without cause (as defined in the agreement), Mr. Erdmann was entitled to receive his annual salary for the two years following his termination plus any bonus earned through the last day of active employment. Mr. Erdmann was subject to a covenant not to compete and confidentiality provisions for the duration of his employment and for one year following termination of his employment with the Company.

      In connection with his resignation as an officer and director of the Company in December 1997, Mr. Erdmann and the Company entered into a Resignation and Release Agreement (the "Resignation Agreement"), which terminated and superseded the employment agreement. Under the Resignation Agreement, Mr. Erdmann will receive for one year severance payments equal to his salary, together with insurance benefits. Mr. Erdmann was paid $120,795 under the Resignation Agreement, in severance payments and insurance benefits, during fiscal 1998. In the event of a change in control of the Company within that one year period, the benefits would be extended for an additional one year. Mr. Erdmann released any claim for other benefits. Mr. Erdmann was permitted to pursue the acquisition of the Foods operations (as discussed above) and, among other things, remains subject to various noncompetition provisions.

      Willow Creek Press

      In 1995, the Company sold certain assets of its Outlook Publishing division to Willow Creek Press, LLC ("Willow Creek"), of which Charles E. Thompson is a 50% owner, for an aggregate price of $1.1 million, paid $100,000 at closing and $1.0 million in periodic payments, with interest at 1/2% over the prime rate, from October 1, 1996 through July 1, 1999. The arrangements were negotiated between Willow Creek and the Company, with Mr. Thompson not actively participating on behalf of either party. The Outlook Publishing transaction resulted from the Company's determination that publishing did not fit within its long term strategy.

      In 1996, to facilitate Willow Creek obtaining a new third party line of credit, the $1.0 million payment obligation was replaced by a new promissory note, also in the principal amount of $1.0 million, which provided for monthly interest at 1% over the prime rate, with quarterly payments (in varying amounts) due from February 28, 1997 through May 31, 2000. In November 1996, the existing promissory note was amended so that the interest rate on the promissory note was changed to 1% over the prime rate at M&I Bank Fox Valley on the outstanding balance of principal and interest during the period from May 30, 1996, until October 31, 1996, and interest of 1.5% over such prime rate on the outstanding balance of principal and interest during the period beginning November 1, 1996 until May 30, 2000. Interest payments continued to be due monthly but the amortization schedule was revised. The largest amount of principal due during fiscal 1998 was $875,000.

      In May 1998, the Company and Willow Creek agreed to a pre-payment of the remaining principal amount of the note ($805,000) in exchange for a $75,000 reduction in principal. The note was repaid in July 1998. The various transactions were approved by the Company's Board of Directors, with Mr. Thompson abstaining.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders (collectively, "insiders") are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      All publicly held companies are required to disclose the names of any persons who fail to make any such filing on a timely basis and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms furnished to the Company, or written representations that no such forms were required. On that basis, the Company believes that during fiscal 1998 the Company's insiders have complied with all Section 16(a) filing requirements applicable to them.

                                    AUDITORS

      During fiscal 1998, the Board of Directors, upon the recommendation of the Audit Committee, appointed the firm of PricewaterhouseCoopers LLP (formerly Coopers & Lybrand LLP) as independent public accountants to audit the books and accounts of the Company for fiscal 1998. PricewaterhouseCoopers LLP has acted as the Company's independent public accountants since fiscal 1993, and the Board of Directors expects to appoint that firm to audit the books and accounts of the Company for fiscal 1999. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.


                              SHAREHOLDER PROPOSALS

      Shareholder proposals must be received by the Company no later than May 15, 1999 in order to be considered for inclusion in next year's annual meeting proxy material.

      Under a recent Securities and Exchange Commission rule relating to the discretionary voting of proxies at shareholder meetings, if a proponent of a matter for shareholder consideration (other than a shareholder proposal) notify the Company at least 45 days prior to the month and day of mailing the prior year's proxy statement, then management proxies are allowed to use their discretionary voting authority if a proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. Thus, such matters must be received by the Company by July 31, 1999 in the case of the 1999 annual meeting.


                                  OTHER MATTERS

      Although the Board of Directors is not aware of any other matters which may come before the meeting, if any such matter should be presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

                                          By Order of the Board of Directors




                                          Annette S. Zoromski, Secretary

September 11, 1998

      A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED MAY 31, 1998, WILL BE PROVIDED WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK, AS OF THE RECORD DATE FOR THE ANNUAL MEETING, UPON THE WRITTEN REQUEST OF SUCH PERSON DIRECTED TO: CHIEF FINANCIAL OFFICER, OUTLOOK GROUP CORP., 1180 AMERICAN DRIVE, NEENAH, WISCONSIN 54956.

           1998 ANNUAL MEETING OF SHAREHOLDERS OF OUTLOOK GROUP CORP.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Richard C. Fischer, Joseph J. Baksha and Annette Zoromski, and each of them, proxies, each with full power of substitution, to represent and to vote all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of Outlook Group Corp. to be held at the Valley Inn, 123 East Wisconsin Avenue, Neenah, Wisconsin, on Thursday, October 15, 1998, at 2:00 p.m. CDT, and at any adjournment thereof, hereby revoking any and all proxies heretofore given.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

OUTLOOK GROUP CORP. 1998 ANNUAL MEETING

1.      ELECTION OF DIRECTORS


(for terms expiring in 2000)  1-  Jeffry H. Collier   2 - Pat Richter        3 - A. John Wiley
(for terms expiring in 2001)  4 - James L. Dillon     5 - Joseph J. Baksha

                             [ ]    FOR all nominees              [ ]     WITHHOLD AUTHORITY
                                    listed to the left (except            to vote for all nominees
                                    as specified below).                  listed to the left.



(Instructions:  To withhold authority to vote for any indicated nominee,                [ ]
write the number of the nominee(s) in the box provided to the right.




2. In their discretion on such other matters as may properly come before the meeting or any adjournment thereof;

all as set out in the Notice and Proxy Statement relating to the meeting, receipt of which are hereby acknowledged.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted
FOR the persons named in Proposal 1.




Dated:                  , 1998                              ------------------------------
       -----------------                                    Signature(s) in box

Check appropriate box.                                      Please sign exactly as name appears hereon.  If stock
Indicate changes below:                                     is owned by more than one person, all owners
                                                            should sign.  Persons signing as executors,
Address change?  [ ]         Name change?  [ ]              administrators, trustees or in similar capacities
                                                            should so indicate.  If a corporation, please sign in
                                                            full corporate name by the president or other autho-
                                                            rized officer.  If a partnership, please sign in partner-
                                                            ship name by authorized person.




[ ] Please check box if you plan to attend in person.

